Exhibit 23.1

F - 4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
China INSOnline Corp.

We consent to the inclusion in the Form 8-K/A of China INSOnline Corp. pertaining to the Purchase of Guang Hua Insurance Agency Company Limited, of our report dated December 7, 2008, relating to the financial statements of Guang Hua Insurance Agency Company Limited as of and for the years ended June 30, 2008 and 2007.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
January 9, 2009